Exhibit 8.1

December 8, 2014

DB Commodity Services LLC

    as Managing Owner of PowerShares DB

    Multi-Sector Commodity Trust

c/o DB Commodity Services LLC

60 Wall Street

New York, New York 10005

Re:	PowerShares DB Multi-Sector Commodity Trust
Post-Effective Amendment No. 1 to Registration
Statement on Form S-3 filed with the Securities and
Exchange Commission on or about December 8, 2014

Dear Sir or Madam:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, of the Post-Effective Amendment No. 1 to Registration Statement on Form S-3, to be filed with the SEC on or about December 8, 2014 (the “Registration Statement”) of PowerShares DB Multi-Sector Commodity Trust (the “Trust”), a Delaware statutory trust organized in separate series on August 3, 2006 and with respect to five of the seven separate series of the Trust, specifically, PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund and PowerShares DB Base Metals Fund (each, a “Fund”).

We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus constituting a part of the Registration Statement that each Fund will be classified as a partnership for U.S. federal income tax purposes.

We also advise you that the tax discussion under the captions “The Risks You Face,” paragraphs (23), (24) and (25), “Summary – U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” in the prospectus constituting a part of the Registration Statement correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in each Fund.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

DB Commodity Services LLC

December 8, 2014

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of each Fund and United States individual taxpayers investing in each Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.

We hereby consent to the filing of our opinion as Exhibit 8.1 to this Registration Statement and to all references to our Firm included or made a part of this Registration Statement. In addition, we hereby consent to the discussion of our opinion in the Prospectus constituting part of this Registration Statement under the caption “Material U.S. Federal Income Tax Considerations.”

Very truly yours,

/s/ Sidley Austin LLP